Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

TO AMEND DISTRIBUTION REINVESTMENT PROGRAM

OAK BROOK, Ill. (June 30, 2004) – Inland Real Estate Corporation (NYSE: IRC) today announced that the Company will amend its Distribution Reinvestment Program (the “DRP”).  “Now that our common stock is listed on the New York Stock Exchange, certain amendments to the DRP are appropriate to reflect our status as a publicly traded company,” said Mark E. Zalatoris, the Company’s Chief Operating Officer.  The amended DRP will become effective on or about July 30, 2004.  Until then, the terms and conditions of the current DRP will remain in effect.  Written notice that amendments will be made to the DRP was provided to DRP participants on June 30, 2004.

The amended DRP will contain several new features, including, but not limited to:

  Market-Based Pricing – The price per share of common stock purchased through the amended DRP will be equal to 100% of the average of the daily open and close sales price per share of the Company’s common stock, as reported by the New York Stock Exchange, for the five trading days immediately preceding the dividend payment date.
  Partial Dividend Reinvestment – The option to reinvest cash dividends on only a portion of the shares of common stock owned by a participant.
  Stock Certificate Custodian Service – A safekeeping service whereby physical stock certificates may be deposited with the amended DRP’s administrator or its nominee.
  Book Entry Issuances – Shares of common stock purchased through the amended DRP generally will be issued in book entry form only.

Participants in the current DRP will be automatically continued in the amended DRP and will not need to send in another enrollment form.  However, those who would like to terminate participation in the DRP must send written notification to the Company’s transfer agent, Registrar and Transfer Company.  Registrar and Transfer Company may be reached by telephone at (800) 368-5948 or in writing at 10 Commerce Drive, Cranford, New Jersey 07016, Attention: Investor Relations.

Inland Real Estate Corporation is a self-administered publicly traded real estate investment trust that owns 138 neighborhood, community and single-tenant retail centers located in the Midwestern United States.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “may”, “will”, “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s filing on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.